FORM 3
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the

                         Investment Company Act of 1940

1.       Name and Address of Reporting Person*

                           Saxer Brewing Company
                           5875 S.W. Lake View Blvd.
                           Lake Oswego, OR  97035

2.       Date of Event Requiring Statement (Month/Day/Year)

                                    01/31/00

3.       I.R.S. Identification Number of Reporting Person, if an entity
         (Voluntary)

                            EIN 93-1058249

4.       Issuer Name AND Ticker or Trading Symbol

                           Portland Brewing Company

5.       Relationship of Reporting Person(s) to Issuer (Check All Applicable)

                           / /      Director
                           / /      Officer (give title below)
                           /X/      10% Owner
                           / /      Other (specify below)

6.       If Amendment, Date of Original (Month/Day/Year)

                                       N/A

7.       Individual or Joint/Group Filing (Check Applicable Line)

                           /X/      Form filed by One Reporting Person
                           / /      Form filed by More than One Report Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Security (Instr. 4)

                           Common Stock

2.       Amount of Securities Beneficially Owned (Instr. 4)

                           900,000

3.       Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

                           D

4.       Nature of Indirect Beneficial Ownership (Instr. 5)


Form 3 (continued)

                  TABLE II - DERIVATIVE SECURITIES BENEFICIALLY
      OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.       Title of Derivative Security (Instr. 4)

                                       N/A

2.       Date Exercisable and Expiration Date (Month/Day/Year)

                           Date Exercisable:
                           Expiration Date:

3.       Title and Amount of Securities Underlying Derivative Security
         (Instr. 4)

                           Title:
                           Amount or Number of Shares:

4.       Conversion or Exercise Price of Derivative Security


5.       Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
         (Instr. 5)


6.       Nature of Indirect Beneficial Ownership (Instr. 5)


     Explanation of Responses:


                   /s/ Steven C. Goebel                  2/9/00
                   --------------------------------      -------
                   ** Signature of Reporting Person      Date
                   Steven C. Goebel, President

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.